Exhibit 10.1

April 26, 2018

VIA EMAIL AND OVERNIGHT DELIVERY

Brad Thomas
3 Jeremy Drive
New Fairfield, CT
06812

Re: Separation Agreement and Release

Dear Brad,

This letter (“Agreement”) affirms your separation of employment with Insulet Corporation (“Insulet” or the “Company”) by mutual agreement.  Your separation of employment will be considered a Terminating Event under Section 2(h)(i) of the Insulet Corporation Amended and Restated Executive Severance Plan (the “ESP”), a copy of which is attached as Exhibit A.  Our objective is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive separation benefits.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it.  You have twenty- one (21) days from the date you receive this Agreement to consider whether to sign this Agreement. To accept the offer set forth in this Agreement, you must (i) sign this Agreement and deliver it to Patrick Sullivan, Insulet Corporation, 600 Technology Park Drive, Suite 200, Billerica, MA, 01821 by electronic mail, certified mail, overnight mail or hand delivery, so that Mr. Sullivan receives the signed Agreement by the end of the 21-day period (the “Deadline”). If you do not sign and return this Agreement before the Deadline, the offer set forth herein will expire.  The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing the document.

1. Transition Role, Employment Status and Final Payments:

(a) The Company has accepted your resignation as Executive Vice President, Human Resources & Organizational Development, effective April 27, 2018.  As of that date, you will no longer serve as an Officerof the Company orany of the Company’s subsidiaries or entities affiliated with the Company. Absent earlier termination, your employment shall end on May 31, 2018. The last date of your employment shall be deemed to be the “Separation Date.” Also effective during the period commencing April 27, 2018 and continuing until May 31, 2018 (the “Transitional Employment Period”), you shall remain employed by the Company in a “Transition Role.” You shall at all times, including during the Transitional Employment Period, act in a professional manner in any communications with the Company. Both before and during the Transitional Employment Period, you shall act in a positive and constructive manner, perform any assigned tasks, and otherwise assist Insulet in the transition of work in connection with any of the duties you have performed at Insulet, or otherwise perform any specific project assigned to you by Insulet. Your employment status as an at-will employee shall remain at all times, including during the Transitional Employment Period.

(b) During the Transitional Employment Period, you shall receive the following Transition Pay and Benefits: (i) continuation of your base bi-weekly salary, subject to all ordinary payroll taxes and withholdings, in accordance with Insulet’s payroll policies and procedures; and (ii) continuation of your participation in Insulet’s employee benefits programs and employee insurance benefits programs, but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s). You also shall continue to vest in any outstanding stock options or restricted stock units previously granted to you by the Company on account of your employment through the Separation Date.

(c) You specifically acknowledge that the offer and continuation of your employment during the Transitional Employment Period is being provided as part of the separation of your employment from the Company and is in consideration of your obligations under this Agreement, including the release of claims set forth in Section 3, below, and that nothing herein alters your status as an employee at will during the Transitional Employment Period. Notwithstanding the foregoing, the Company only will terminate your employment prior to the Separation Date if you materially breach your obligations to the Company.

(d) As of the Separation Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as expressed in this Agreement or as required by federal, state or local law.

(e) As of the Separation Date, you will be paid all earned wages and for all accrued but unused vacation time. You acknowledge that you have previously been paid a 2017 cash incentive plan bonus in the gross amount of Four Hundred Six Thousand Dollars ($406,000.00), less applicable tax deductions and withholdings, and such amount represents the full amount of the 2017 bonus due to you.

(f) The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If you are enrolled in the Company’s medical plans as of the date you receive this Agreement, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

2. Consideration: In exchange for, and in consideration of: (i) your execution of this Agreement and timely return of the signed Agreement as directed, without revoking the same, (ii) your execution of the Release of Claims (the “Release”) attached to and incorporated into this Agreement as Exhibit B on or after the Separation Date and timely return of the signed Release as directed, without revoking the same, and (iii) your ongoing compliance with this Agreement and the Release and  your continuing obligations under the Inventions, Non-Disclosure, Non-Solicitation, Non-Servicing and Non-Competition Agreement, dated October 31, 2014, between you and the Company (the “NDA”), attached as Exhibit C and incorporated herein by reference, the Company agrees to provide you the following amounts and benefits, collectively referred to as “Termination Benefits”:

(a) Severance Pay: The Company will provide you severance in an amount equivalent to your current gross annual base salary of Four Hundred Thousand Dollars ($400,000.00) paid out over a period of twelve (12) months, less applicable tax deductions and withholdings, and any other authorized deductions (“Severance Pay”). Severance Pay shall be paid in substantially equal installments in accordance with the Company’s regular payroll practice beginning on the first payroll date that occurs following the sixty (60) day period beginning on the Separation Date. As used herein, “Severance Period” means the period from June 1, 2018 to May 31, 2019.

(b) COBRA: If you elect in a timely manner to continue medical and dental insurance coverage after the Separation Date in accordance with the provisions of COBRA and provided that you timely pay your regular employee contribution toward your medical and dental insurance premiums as required by the Company or its COBRA administrator, the Company will pay the standard employer portion of your medical and dental insurance premiums until the earlier of (a) the last day of the Severance Period, (b) the date you become eligible for health insurance through another employer, or (c) the date you otherwise become ineligible for COBRA. The Company’s obligations under this subsection are contingent on you making a timely COBRA election. Additionally, the Company shall only be required to continue and contribute to your medical and dental insurance under this subsection to the same extent that such insurance is provided to persons employed by the Company. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.  After the expiration of the Severance Period, you will have the right to continue your medical and dental insurance solely at your own cost pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to the extent you and your qualified beneficiaries remain eligible.

(c) Bonus Payments: The Company shall pay you the following bonuses: (i) the amount of Four Hundred Six Thousand Dollars ($406,000.00), which amount is equivalent to the cash incentive plan bonus for 2017 paid to you by the Company, payable in equal installments at the same time as your Severance Pay in accordance with the Company’s regular payroll practice beginning on the first payroll date that occurs following the sixty (60) day period beginning on the Separation Date; and (ii) the Pro-Rata Bonus, which amount reflects a pro-rata portion of the cash incentive award for 2018 based on the degree to which the applicable Company-based financial performance metrics for 2018 were satisfied, and assuming target achievement of any performance metrics related to individual performance, payable at the same time as bonuses are paid to executives of the Company generally, but in no event later than March 15, 2019. The bonuses payable hereunder will be reduced by applicable tax deductions and withholdings, and any other authorized deductions.

(d) Apartment Allowance: The Company agrees to continue to pay you the apartment allowance in the amount of Two Thousand Five Hundred Dollars ($2,500.00) per month net of taxes for the months of June and July 2018. The apartment allowance will be paid as One Thousand Two Hundred Fifty Dollars ($1,250.00) bi-weekly in accordance with the Company’s regular payroll practices.

(e) Outplacement: The Company agrees to reimburse you for outplacement services not to exceed Twenty-Five Thousand Dollars ($25,000.00), provided that you incur such expenses within 12 months of the Separation Date.  Such reimbursement shall be made by the Company within 30 days of receipt of satisfactory evidence of such expenses (an in no event later than the end of the calendar year following the calendar year in which the expense was incurred).

(f) You acknowledge and agree that the description of the Termination Benefits set forth in this Section 2 (other than Section 2(d)) correctly summarizes those termination benefits set forth in the ESP.

3. Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts and benefits described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees.  Other than as permitted in Section 3(e) below, this means that by signing this Agreement, you are agreeing to forever waive, release and discharge any type of claim against the Company Releasees arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination.  By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with contractual or advantageous relations, misrepresentation and/or defamation); any claims for equity or employee benefits of any kind; or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non- Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B), The Massachusetts Payment of Wages Law (M.G.L. ch. 149, § 148), The Massachusetts Overtime Law (M.G.L. ch. 151, § 1A), The Massachusetts Equal Rights Act, The Massachusetts Sick Leave law, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Earned Paid Sick Leave Law, The Massachusetts Civil Rights Act, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d) You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes any wage and hour related claims under any state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(e) Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord and satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; or (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to the government agency.

(f) Nothing in this Section 3 shall be construed as a waiver of any right you may have to indemnification under the by-laws of the Company or any coverage provided by the Company’s Directors and Officers insurance.

4. Equity Grants: Those outstanding stock options granted to you by the Company under the terms of the Company’s 2007 Stock Option and Incentive Plan, as that has been amended and/or restated from time to time (the “2007 Plan”) that have previously become vested and that you have not yet exercised, and those additional stock options that may become vested on or prior to the Separation Date, will be exercisable by you pursuant to the terms of the 2007 Plan and the stock option grant documents, including those provisions limiting the time during which a vested stock option may be exercised following your termination of employment. Those restricted stock units granted by the Company to you that have previously vested have been settled and are no longer outstanding. No additional restricted stock units shall become vested prior to the Separation Date and all such unvested restricted stock units shall, therefore, be forfeited as of your termination of employment.  You hereby acknowledge that, except for those options that have previously become vested or that may become vested on or prior to the Separation Date, you do not now have, and will not in the future have, any further rights attributable to stock options or any other equity-based compensation awards by the Company.

5. Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay and other forms of paid time off, draws, incentive pay, bonuses, commissions, stock, stock options and any other form of equity, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

6.                Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a) in consideration for the amounts and benefits described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(d) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

7. Period for Review and Consideration of Agreement:

(a) You acknowledge that you have at least twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

8. Company Files, Documents and Other Property: You represent that you have returned to the Company, or will return to the Company prior to the Separation Date, all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, and all other Confidential Information of the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Separation Date of this Agreement you will immediately return such materials to the Company.

9. Confidential Information, Noncompetition and Cooperation:

(a) Confidentiality: You understand and agree that your employment with the Company created a relationship of confidence and trust between you and the Company with respect to all Confidential Information (as defined below).  At all times, both during your employment with the Company and after your termination, you shall keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company.

(b) Confidential Information: As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.  Confidential Information includes information developed by the Covered Executive in the course of the Covered Executive’s employment by the Company, as well as other information to which the Covered Executive may have access in connection with the Covered Executive’s employment.  Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your obligations under Section 9(a).

(c) Noncompetition and Nonsolicitation: During your employment and for a period of twelve (12) months thereafter, you  (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company; and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.  You understand that the restrictions set forth in this Section 9(c) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and you agree that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States that is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during your employment. Notwithstanding the foregoing, you may own up to one percent of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(d)                Reasonable Restrictions: You stipulate and release any and all claims that your obligations under Sections 9(a) and (c) are not reasonable or not fully enforceable as written, and you agree not to sue or otherwise pursue any legal claim contrary to the foregoing stipulation and release.

(e) Litigation and Regulatory Cooperation.  During and after your employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company.  The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9(e).

(f) Non-Disparagement.  During your employment and after the termination of your employment with the Company, you agree not to make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its stockholders, directors, officers or current or former employees or commenting unfavorably or falsely on the character, business judgment, services, products, business practices or business reputation of the Company or any of its stockholders, directors, officers or current or former employees.

(g) Injunction and Other Relief.  You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of your obligations in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 12 of this Agreement, you agree that if you breach, or propose to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to the Company. In addition, if you breach any covenant in this Section 9, such breach shall relieve the Company of any further obligations under this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to stop providing and/or recover any Termination Benefits payable or paid to you (or on your behalf) pursuant to Section 2 of this Agreement.

(h) Confidentiality of this Agreement: You agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the amount of the severance agreed to in this Agreement, to any person or organization other than (i) your immediate family, (ii) your accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services, (iii) to the taxing authorities, (iv) the unemployment compensation agency; or (v) when otherwise compelled by law.

10. Affirmations and Representations: You affirm that you have not filed, caused to be filed, and are not presently a party to any claim, complaint, or action against the Company Releasees in any forum or form, or if there are such claims, complaints or actions pending, you agree to request withdrawal and/or dismiss all such claims, complaints or actions that may be legally withdrawn and/or legally dismissed prior to the receipt of any payments and other benefits set forth in this Agreement. You also affirm that you are not aware of any other claim you may have against the Company. You represent that you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency that involves you or any of the Company Releasees. You affirm that you have given the Company oral and/or written notice of any and all concerns that you may have regarding internal and public safety matters, suspected ethical or compliance issues or legal violations on the part of the Company or of the Company Releasees or you. You also affirm that you have no known workplace injuries or occupational diseases, and you have been provided and/or have not been denied any leave or accommodation under applicable leave and/or disabilities laws. You acknowledge that the Company is relying on the accuracy of these representations as a material term of this Agreement.

11. No Re-Employment: You agree not to apply for any positions with the Company Releasees as an employee, independent contractor or any other similar enagement unless asked to do so by an officer of the Company.  And, in the event that you violate this provision, the Company Releasees shall have the right to reject your application without recourse by you and such rejection shall not constitute retaliation under federal or state statutory law or under common or tort law.

12. Arbitration of Disputes: Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 12 shall be specifically enforceable. Notwithstanding the foregoing, this Section 12 shall not preclude either you or the Company from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 12.

13. Consent to Jurisdiction: To the extent that any court action is permitted consistent with or to enforce Section 12, above, you and the Company hereby consent to the jurisdiction of the Superior Court of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14. Section 409A: This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with Section 409A. In the event any aspect of this Agreement is determined to be subject to Section 409A, this Agreement will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, (i) if on the Separation Date you are a “specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

15. Representations and Governing Law:

(a) This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written between you and the Company, except for the NDA, which shall remain in full force and effect in accordance with its terms.  You agree to abide by the terms of the NDA, which are hereby incorporated into this Agreement by reference; however, to the extent that the provisions of Section 5 of the ESP impose obligations on you in excess of those set forth in the NDA, the provisions of the ESP shall prevail. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.  Notwithstanding the foregoing, you understand and agree that except for your covenants set forth in Section 5 of the ESP, and the provisions set forth in Sections 3, 6, 7, 10, and 11 of the ESP, all of which are incorporated by reference, this Agreement supersedes the ESP, and any other rights and obligations contained in the ESP are hereby extinguished, and you specifically acknowledge that you have no further entitlement to any severance pay or any other economic benefits under the ESP.

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.

(d) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

16. No Interference with Rights: Nothing in this Agreement (including but not limited to the release of claims, confidentiality obligations, non-competition, non-solicitation, non-disparagement clause, and return of property provisions) (a) limits or affects your right to challenge the validity of this Agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”) or (b) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, or from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Release you affirm and agree that you are waiving your right to recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except where such a waiver is prohibited.

17. Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me within 21 days from your receipt of this document. You may revoke this Agreement for a period of seven (7) days after signing it.  In order to revoke the Agreement, you must submit a written notice of revocation to David Colleran, SVP, Secretary and General Counsel, 600 Technology Park Drive, Suite 200, Billerica, MA, 01821, dcolleran@insulet.com.  This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received by the Company no later than 11:59 p.m. on the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired without being exercised.

Very truly yours,
INSULET CORPORATION

By:           /s/ Patrick J. Sullivan               4/27/18
Patrick J. Sullivan
Authorized Representative of Insulet Corporation

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

        /s/ Brad Thomas
BRAD THOMAS

Date:        04/27/18

EXHIBIT A

INSULET CORPORATION AMENDED AND RESTATED
EXECUTIVE SEVERANCE PLAN

INSULET CORPORATION
AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

1.                   Purpose. Insulet Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that the Insulet Corporation Amended and Restated Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s officers with the title of Vice President or higher (each, a “Covered Executive” and collectively, the “Covered Executives”) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company, the Covered Executive shall not have any right to be retained in the employ of the Company.

2.                   Definitions.  The following terms shall be defined as set forth below:

(a)               “Base Salary” shall mean the annual base salary in effect immediately prior to the Terminating Event.

(b)               “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i)         conduct by the Covered Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or

(ii)        the commission by the Covered Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Covered Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; or

(iii)       willful and deliberate material non-performance by the Covered Executive of his duties hereunder (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or

(iv)       a breach by the Covered Executive of any of the provisions contained in Section 5 of this Plan; or

(v)        a material violation by the Covered Executive of the Company’s employment policies which has continued following written notice of such violation from the Company; or

(vi)       willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on the Covered Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Covered Executive without reasonable belief that the Covered Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

(c)               “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events, so long as such event constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company for purposes of Section 409A of the Code:

(i)         any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)        persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)       the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(d)             “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)              “Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)         a material diminution in the Covered Executive’s responsibilities, authority or duties; or

(ii)        a material reduction in the Covered Executive’s Base Salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

(iii)       the relocation of the Company offices at which the Covered Executive is principally employed to a location more than 50 miles from such offices.

(f)                “Good Reason Process” shall mean:

(i)         the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii)        the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition;

(iii)       the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv)       notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v)        the Covered Executive terminates his employment within 30 days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g)              “Pro-Rata Bonus” shall mean an amount equal to a pro rata portion of the cash incentive award for the year of termination based on the degree to which the applicable Company-based financial performance metrics for the year of termination were satisfied, and assuming target achievement of any performance metrics related to individual performance.

(h)              “Terminating Event” shall mean any of the following events: (i) termination by the Company of the employment of the Covered Executive for any reason other than for Cause, death or disability; or (ii) during the 24-month period following the occurrence of a Change in Control, the termination by the Covered Executive of his or her employment with the Company for Good Reason.  Notwithstanding the foregoing, a Terminating Event shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.

3.                   Termination Benefits. In the event a Terminating Event occurs with respect to a Covered Executive, the Company shall pay or provide to the Covered Executive any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Company within the time required by law but in no event more than 30 days after the Terminating Event. In such event, the Covered Executive shall also remain eligible to receive a cash incentive award for the year prior to the Covered Executive’s termination to the extent any such bonus has not yet been determined and/or paid, in which case such bonus, if earned by the Covered Executive under the terms of the applicable cash incentive plan, shall be paid at the same time as payments are made to other participants in the applicable cash incentive plan, but in no event later than March 15 of the year of the Terminating Event.

(a)               Additional Benefits Upon Termination Other Than Within 24 Months Following Change in Control. In the event that the Terminating Event occurs other than during the 24-month period following the occurrence of a Change in Control, then subject to and contingent upon the Covered Executive’s continued satisfaction of the obligations imposed on the Covered Executive pursuant to Section 5 and the execution of a general release of claims as provided by the Company (the “Release”) by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event, the Company shall:

(i)         pay the Covered Executive an amount equal to one times (two times if the Covered Executive is the Company’s Chief Executive Officer) the amount of the Base Salary of the Covered Executive;

(ii)        solely in the case of a Covered Executive who is a President, Senior Vice President or Executive Vice President of the Company, pay the Covered Executive an amount equal to one times the higher of the Covered Executive’s target cash incentive plan bonus for the year of the Covered Executive’s termination or actually achieved cash incentive plan bonus for the year prior to the Covered Executive’s termination;

(iii)       solely in the case of a Covered Executive who is a President, Senior Vice President or Executive Vice President of the Company, pay the Covered Executive the Pro-Rata Bonus;

(iv)       continue to provide health and dental insurance coverage to the Covered Executive, on the same terms and conditions as though the Covered Executive had remained an active employee, for 12 months (24 months if the Covered Executive is the Company’s Chief Executive Officer) following the Terminating Event; and

(v)        reimburse the Covered Executive for outplacement services not to exceed $15,000 ($25,000 if the Covered Executive is a President, Senior Vice President, Executive Vice President, or Chief Executive Officer of the Company), provided that such expenses are incurred by the Covered Executive within 12 months of the termination of employment and such reimbursement shall be made by the Company within 30 days of receipt of satisfactory evidence of such expenses (and in no event later than the end of the calendar year following the calendar year in which the expense was incurred).

The amounts set forth in Sections 3(a)(i) and (ii) shall be paid, subject to Section 9 and clause (b) below, in substantially equal installments in accordance with the Company’s payroll practice over 12 (24 months if the Covered Executive is the Company’s Chief Executive Officer) months; provided, however, that payments for the first 2 months of the period shall not be made until the first payroll date that occurs following the 60-day period beginning on the date of the Terminating Event. The amount, if any, set forth in Section 3(a)(iii) shall be paid at the same time as bonuses are paid to executives of the Company generally, but in no event later than March 15 of the year following the completion of the performance period.

(b)               Additional Benefits Upon Termination Within 24 Months Following Change in Control. In the event that the Terminating Event occurs during the 24-month period following the occurrence of a Change in Control, then subject to and contingent upon the Covered Executive’s continued satisfaction of the obligations imposed on the Covered Executive pursuant to Section 5 and the execution of the Release by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event, the Company shall:

(i)         pay and provide the Covered Executive each of the benefits and amounts provided for under Sections 3(a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(v) above, except that:

(A)       in lieu of the amounts provided for under Section 3(a)(i), a President, Senior Vice President or Executive Vice President of the Company shall be entitled to an amount equal to two times the amount of the Base Salary of the Covered Executive;

(B)        in lieu of the amount provided for under Section 3(a)(ii), a President, Senior Vice President or Executive Vice President of the Company shall be entitled to an amount equal to two times the higher of their target cash incentive plan bonus for the year of the Covered Executive’s termination or actually achieved cash incentive plan bonus for the year prior to the Covered Executive’s termination;

(C)        the amounts set forth in Sections 3(a)(ii) and (3)(a)(iii) shall be payable to a Covered Executive even if such person is not a President, Senior Vice President or Executive Vice President of the Company; and

(D)       the full amount of the payments provided for under Sections 3(a)(i) and (a)(ii), or Sections 3(b)(i)(A) and (b)(i)(B), as applicable, shall be made via a single lump sum payment paid on the first business day following the expiration of the 60-day period beginning on the date of the Terminating Event; and

(ii)         cause all outstanding stock options and other stock-based awards held by the Covered Executive to immediately accelerate and become fully exercisable or nonforfeitable as of the Covered Executive’s Terminating Event.

4.                   Additional Limitation.

(a)               Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)         If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by the Covered Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Covered Executive shall be entitled to the full benefits payable under this Plan.

(ii)         If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Plan shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order:

(1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)               For the purposes of this Section 4, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Executive with respect to such excise tax.

(c)               The determination as to which of the alternative provisions of Section 4(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Terminating Event, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive.  For purposes of determining which of the alternative provisions of Section 4(a) shall apply, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Terminating Event, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

5.                   Confidential Information, Noncompetition and Cooperation.

(a)               Confidentiality.  The Covered Executive understands and agrees that the Covered Executive’s employment creates a relationship of confidence and trust between the Covered Executive and the Company with respect to all Confidential Information (as defined below). At all times, both during the Covered Executive’s employment with the Company and after his or her termination, the Covered Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Covered Executive’s duties to the Company.

(b)               Confidential Information. As used in this Plan, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Covered Executive in the course of the Covered Executive’s employment by the Company, as well as other information to which the Covered Executive may have access in connection with the Covered Executive’s employment.  Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Covered Executive’s duties under Section 5(a).

(c)               Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Covered Executive by the Company or are produced by the Covered Executive in connection with the Covered Executive’s employment will be and remain the sole property of the Company.  The Covered Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Covered Executive will return all such materials and property immediately upon termination of the Covered Executive’s employment for any reason.  The Covered Executive will not retain with the Covered Executive any such material or property or any copies thereof after such termination.

(d)               Noncompetition and Nonsolicitation.  During the employment of the Covered Executive and for 12 months (24 months if the Covered Executive is the Company’s Chief Executive Officer) thereafter, the Covered Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Covered Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.  The Covered Executive understands that the restrictions set forth in this Section 5(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Plan, the term “Competing Business” shall mean a business conducted anywhere in the United States that is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Covered Executive. Notwithstanding the foregoing, the Covered Executive may own up to one percent of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)               Litigation and Regulatory Cooperation. During and after the Covered Executive’s employment, the Covered Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Covered Executive was employed by the Company.  The Covered Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Covered Executive’s employment, the Covered Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Covered Executive was employed by the Company.  The Company shall reimburse the Covered Executive for any reasonable out-of-pocket expenses incurred in connection with the Covered Executive’s performance of obligations pursuant to this Section 5(e).

(f)                Non-Disparagement.  During the employment of the Covered Executive and after the termination of employment of the Covered Executive, the Covered Executive agrees not to make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its stockholders, directors, officers or employees or commenting unfavorably or falsely on the character, business judgment, services, products, business practices or business reputation of the Company or any of its stockholders, directors, officers or employees.
(g)               Injunction.  The Covered Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Covered Executive of the promises set forth in this Section 5, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 6 of this Plan, the Covered Executive agrees that if the Covered Executive breaches, or proposes to breach, any portion of this Plan, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

6.                   Arbitration of Disputes. Any controversy or claim arising out of or relating to this Plan or the breach thereof or otherwise arising out of the Covered Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Covered Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 6 shall be specifically enforceable. Notwithstanding the foregoing, this Section 6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 6.

7.                   Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 6 of this Plan, the parties hereby consent to the jurisdiction of the Superior Court of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, the Covered Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8.                   Withholding.  All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.                   Section 409A.

(a)               Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.

(b)               The parties intend that this Plan will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(c)               The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)               The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.                 Notice and Date of Termination.

(a)               Notice of Termination.  After the occurrence of a Termination Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 10. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination.

(b)               Date of Termination.  “Date of Termination,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date specified in the Notice of Termination.

(c)               Notice to the Company. Covered Executive will send all communications to the Company relating to this Plan, in writing, addressed as follows, subject to change when notified by the Company:

Insulet Corporation
Attention: General Counsel
600 Technology Park Drive, Suite 200
Billerica, MA 01821

(d)               Notice to the Executive. Company will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.

11.               No Mitigation.  The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.  Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.

12.               Benefits and Burdens.  This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Covered Executive fails to make such designation).

13.               Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

14.               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.               Notices.  Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at their main office, attention of the Board of Directors.

16.               Effect on Other Plans.  Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies.

17.               Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time.

18.               Governing Law. This Plan shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts.

19.               Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ADOPTED:  May 8, 2008
AMENDED:  November 14, 2008
AMENDED:   December 16, 2010
AMENDED:  February 1, 2015
AMENDED: March 25, 2016
AMENDED: December 14, 2016

EXHIBIT B

RELEASE OF CLAIMS

Do Not Sign This Release of Claims Prior To The Separation Date

FOR AND IN CONSIDERATION OF the Termination Benefits described in Section 2 of the April, 2018 letter agreement between Brad Thomas (hereinafter, “you” or “I”) and Insulet Corporation (“Insulet” or the “Company”) (the “Agreement”) into which this document is incorporated, which are conditioned on you signing, delivering and not revoking this Release of Claims (“Release”) to  David Colleran, SVP, Secretary and General Counsel, Insulet Corporation, 600 Technology Park Drive, Suite 200, Billerica, MA, 01821, so that David Colleran receives your signed Release or within five days following the Separation Date, defined in Section 1 of the Agreement,  you agree as follows:

1. Release: Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts and benefits described in Section 2 of the Agreement, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees.  Other than as permitted in Section 1(e) below, this means that by signing this Release, you are agreeing to forever waive, release and discharge any type of claim against the Company Releasees arising from conduct that occurred any time in the past and up to and through the date you sign this Release. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Release that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination.  By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with contractual or advantageous relations, misrepresentation and/or defamation); any claims for equity or employee benefits of any kind; or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this Release you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 1(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non- Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B), The Massachusetts Payment of Wages Law (M.G.L. ch. 149, § 148), The Massachusetts Overtime Law (M.G.L. ch. 151, § 1A), The Massachusetts Equal Rights Act, The Massachusetts Sick Leave law, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Earned Paid Sick Leave Law, The Massachusetts Civil Rights Act, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d) You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes any wage and hour related claims under any state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(e) Nothing in this Section 1 or elsewhere in this Release (including but not limited to the accord and satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Release under the ADEA or the Older Worker Benefits Protection Act; or (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; although, by signing this Release you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to the government agency.

(f) Nothing in this Section 1 shall be construed as a waiver of any right you may have to indemnification under the by-laws of the Company or any coverage provided by the Company’s Directors and Officers insurance.

2. Arbitration of Disputes: Any controversy or claim arising out of or relating to this Release or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 2 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 2 shall not preclude either you or the Company from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 2.

3. Consent to Jurisdiction: To the extent that any court action is permitted consistent with or to enforce Section 2 of this Release, you and the Company hereby consent to the jurisdiction of the Superior Court of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

4.                   Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a) in consideration for the amounts and benefits described in Section 2 of the Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Release was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Release is executed are not waived by you;

(c) you have carefully read and fully understand all of the provisions of this Release, and you knowingly and voluntarily agree to all of the terms set forth in this Release; and

(d) in entering into this Release you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in the Agreement.

5. Period for Review and Consideration of Agreement:

(a) You acknowledge that you have at least twenty-one (21) days to review this Release and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release.

6. Representations and Warranties: You represent that you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency that involves you or any of the Company Releasees. You affirm that you have given the Company oral and/or written notice of any and all concerns that you may have regarding suspected ethical or compliance issues or violations on the part of the Company, any of the Company Releasees or you. You also affirm that you have no known workplace injuries or occupational diseases, and you have been provided and/or have not been denied any leave or accommodation under applicable leave and/or disabilities laws.  You acknowledge and represent that you have received from the Company any and all payments due you through the date of your execution of this Release, including, without limitation, wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums, other than as expressly provided for in the Agreement.  You warrant and represent to the Company that you have not assigned or transferred, or purported to assign or transfer to any person or entity any matter included in the release in Section 1, above, or any part or portion thereof, and you agree to indemnify and hold harmless the Company from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including payment of attorney’s fees and costs actually incurred, whether or not litigation is commenced), lien, action, and cause of action, based on, in connection with, or arising out of any such assignment or transfer, or purported assignment or transfer.

7. Revocation Right: You may revoke this Release for a period of seven (7) days after signing it.  In order to revoke this Release, you must submit a written notice of revocation to David Colleran, Secretary and General Counsel, Insulet Corporation, 600 Technology Park Drive, Suite 200, Billerica, MA, 01821, dcolleran@insulet.com.  This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received by the Company no later than 11:59 p.m. on the seventh day.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:		Date Signed:
Brad Thomas

EXHIBIT C

INVENTIONS, NON-DISCLOSURE, NON-SOLICITATION, NON-SERVICING
AND NON-COMPETITION AGREEMENT,
Dated October 31, 2014, between Brad Thomas and Insulet Corporation